Investor Relations:    Deborah Abraham
                                                       Director, Investor Relations
                               (212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS THIRD QUARTER 2005 RESULTS

Operating Income Up 75.9%

Earnings Per Diluted Share of $0.15

NEW YORK — November 3, 2005 — The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the third quarter ended October 1, 2005:

•	Net revenues increased to $327.7 million compared to $324.4 million for the third quarter of fiscal 2004.

•	Gross margin was up 280 basis points to 34.4% versus 31.6% in the prior year quarter.

•	Operating income rose 75.9% to $13.7 million from $7.8 million in the prior year quarter.

•	Net income grew to $6.9 million, or $0.15 per diluted share, as compared to $1.6 million, or $0.03 per diluted share, for the third quarter of fiscal 2004.

"Our merchandising and margin strategies contributed to strong results for us this quarter," said Joe Gromek, Warnaco's President and Chief Executive Officer. "Our brands were well received, with notable strength in Chaps® and Calvin Klein® jeans and underwear. We also saw a significant increase in profitability resulting in part from increases in full-price sales, declines in off-price sales, the strength of our international businesses and the realization of initial benefits from the sourcing initiatives we implemented in 2004."

Third Quarter Highlights

Net revenues increased to $327.7 million for the third quarter of fiscal 2005, compared to $324.4 million for the third quarter of fiscal 2004. Swimwear group revenues outpaced the prior year period and offset slight revenue declines in the Sportswear Group and Intimate Apparel Group. The Sportswear Group's revenues were affected by the previously announced timing shift in certain Calvin Klein jeans membership club sales to the first half of fiscal 2005 and were mostly offset by double digit gains in Chaps revenues. Calvin Klein underwear revenues were up 9.9% while revenues in the remainder of the Intimate Apparel Group's businesses declined in part due to challenging comparisons as a result of the 2004 launch of J.Lo by Jennifer Lopez®lingerie. Net revenues for the third quarter of fiscal 2005 include approximately $1.6 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the third quarter of fiscal 2004.

Gross profit rose 9.7% to $112.7 million, or 34.4% of net revenues, for the third quarter of fiscal 2005, compared to $102.7 million, or 31.6% of net revenues, for the third quarter of fiscal 2004. The marked improvement in gross profit resulted from the sourcing initiatives implemented in 2004 as well as lower off-price sales, especially in Warner's® and Calvin Klein jeans. The increase in gross profit for the third quarter of fiscal 2005 includes approximately $0.7 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the third quarter of fiscal 2004.

Selling, general and administrative ("SG&A") expenses were $100.0 million, or 30.5% of net revenues, compared to $94.1 million, or 29.0% of net revenues, in the prior year quarter. SG&A in the quarter increased as a result of a $2.3 million increase in selling and marketing expenses primarily reflecting the full period effect and vertical integration of the Op®business (acquired in August 2004). In addition, SG&A was affected by $2.6 million related in part to the growth of the Calvin Klein underwear retail operation worldwide and the timing of expenses associated with the launch of Michael Kors® and Calvin Klein swimwear and Op swimwear and sportswear. Also affecting SG&A was $1.5 million associated with continued investment in systems infrastructure (primarily SAP) as well as planned enhancements to employee benefits programs. SG&A expenses for the third quarter of fiscal 2005 include approximately $0.2 million related to the translation of foreign currencies, primarily as a result of a stronger euro and Canadian dollar relative to the third quarter of fiscal 2004.

The Company recorded a gain in restructuring items of $1.3 million for the third quarter of fiscal 2005 compared to an expense of $0.4 million in the prior year period. The gain was the result of a reversal of accruals associated with the 2004 consolidation of certain of the Company's intimate apparel manufacturing facilities.

Operating income for the third quarter of fiscal 2005 climbed to $13.7 million, a 75.9% increase from the prior year period, and operating margin for the third quarter of fiscal 2005 increased 180 basis points to 4.2%.

Net income increased to $6.9 million, or $0.15 per diluted share, for the third quarter of fiscal 2005 compared to $1.6 million, or $0.03 per diluted share, for the third quarter of fiscal 2004. The improvement in net income resulted primarily from the increase in gross profit, the gain in restructuring items, lower interest expense and lower tax expense due to a reduction in the Company's income tax provision as a result of the filing of its 2004 tax returns.

Mr. Gromek continued, "As we enter the holiday season, we believe we are well positioned to achieve our operational and strategic goals. During the fourth quarter, we will begin shipping Michael Kors and Calvin Klein swimwear for the resort selling season and also expect to benefit from the launch of Op swimwear. We also anticipate continued positive momentum for our Calvin Klein and Chaps businesses. On the international front, our businesses remain strong and continue to contribute significantly to our overall profitability. In short, 2005 is shaping up to be a year of significant accomplishments for Warnaco."

Financial data as of and for the three- and nine-month periods ended October 1, 2005 and October 2, 2004 and as of January 1, 2005 can be found on Schedules 1, 1.1, 2 and 3 to this release.

The Company noted the following balance sheet highlights as of October 1, 2005:

Cash and cash equivalents were $152.0 million compared to $76.0 million at October 2, 2004. During the quarter the Company purchased 9,151 shares of its common stock pursuant to its previously announced share purchase program.

Inventories increased 2.6% to $312.6 million at October 1, 2005 from $304.6 million at October 2, 2004. The Company believes its inventories are current and properly assorted going into the holiday season.

Commenting on the results, Larry Rutkowski, Warnaco's Chief Financial Officer, stated, "Our third quarter performance demonstrates the power of our diversified business model and disciplined inventory management. During the quarter, we advanced our global sourcing initiatives, which are expected to improve our cycle times going forward. We enter the fourth quarter with a strong balance sheet that provides us with the financial flexibility to continue to pursue our operational and strategic initiatives. We continue to drive toward our three year goals, on balance and over time, of: (i) high single-digit sales growth; (ii) gross margin increases on average of 100 basis points annually; (iii) competitive SG&A expense; and (iv) annual double-digit growth in operating margin percentage."

Stockholders and other persons are invited to listen to the third quarter earnings conference call scheduled for today, Thursday, November 3, 2005, at 4:30 p.m. Eastern Standard Time. To participate in Warnaco's conference call, dial (877) 692-2592 approximately five to ten minutes prior to the 4:30 p.m. start time. The call will also be broadcast live over the Internet at www.warnaco.com. An online archive will be available immediately following the call.

This press release was furnished to the Securities and Exchange Commission (www.sec.gov) and may be accessed through the Company's Internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy Ganz(tm), Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear, men's, women's, junior women's and children's jeans and women's and juniors' swimwear.

FORWARD-LOOKING STATEMENTS

This press release, as well as certain other written, electronic and oral disclosure made by the Company from time to time, contains "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the heading "Statement Regarding Forward-Looking Disclosure," as it may be modified or supplemented from time to time, in such reports), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company's dependence on a limited number of customers; the Company's dependence on the reputation of its brand names; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; and the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares.

In addition, the Company encourages investors to read the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Discussion of Critical Accounting Policies" contained in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, as such discussion may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Third Quarter of Fiscal 2005	For the Third Quarter of Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$327,651	$324,434
Cost of goods sold	214,986	221,761
Gross profit	112,665	102,673
Selling, general and administrative expenses	99,985	94,134
Pension expense	200	330
Restructuring expense (income)	(1,251)	403
Operating income	13,731	7,806
Other (income) loss	(60)	(66)
Interest expense, net	4,145	5,018
Income from continuing operations before provision for income taxes	9,646	2,854
Provision for income taxes (a)	2,669	988
Income from continuing operations	6,977	1,866
Loss from discontinued operations, net of taxes	(29)	(262)
Net income	$6,948	$1,604
Basic income (loss) per common share:
Income from continuing operations	$0.15	$0.04
Income (loss) from discontinued operations	—	(0.01)
Net income	$0.15	$0.03
Diluted income (loss) per common share:
Income from continuing operations	$0.15	$0.04
Income (loss) from discontinued operations	—	(0.01)
Net income	$0.15	$0.03
Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	45,913,635	45,465,525
Diluted	46,835,235	46,156,573

(a)	Provision for income taxes for the Third Quarter of Fiscal 2005 reflects a reduction of approximately $800 in the Company's income tax provision as a result of the filing of its 2004 tax returns.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Nine Months Ended October 1, 2005	Nine Months Ended October 2, 2004
	(Unaudited)	(Unaudited)
Net revenues	$1,141,871	$1,049,764
Cost of goods sold	759,227	702,162
Gross profit	382,644	347,602
Selling, general and administrative expenses	300,352	278,974
Pension expense	600	990
Restructuring expense (income)	(524)	3,866
Operating income	82,216	63,772
Other (income) loss	731	(2,027)
Interest expense, net	13,703	15,168
Income from continuing operations before provision for income taxes	67,782	50,631
Provision for income taxes (a)	24,998	20,633
Income from continuing operations	42,784	29,998
Loss from discontinued operations, net of taxes	(157)	(3,728)
Net income	$42,627	$26,270
Basic income per common share:
Income from continuing operations	$0.93	$0.66
Loss from discontinued operations	—	(0.08)
Net income	$0.93	$0.58
Diluted income per common share:
Income from continuing operations	$0.92	$0.65
Loss from discontinued operations	—	(0.08)
Net income	$0.92	$0.57
Weighted average number of shares outstanding used in computing income per common share:
Basic	45,805,562	45,351,922
Diluted	46,562,167	45,976,251

(a)	Provision for income taxes for the Nine Months Ended October 1, 2005 reflects a reduction of approximately $800 in the Company's income tax provision as a result of the filing of its 2004 tax returns.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	October 1, 2005	January 1, 2005	October 2, 2004
	(Unaudited)		(As Restated)(a) (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$152,011	$65,588	$75,957
Accounts receivable	212,331	219,805	212,268
Inventories	312,637	335,651	304,560
Assets of discontinued operations	—	2,618	2,902
Other current assets	44,364	45,411	62,347
Total current assets	721,343	669,073	658,034
Property, plant and equipment, net	114,037	106,937	99,517
Intangible and other assets	364,665	377,894	397,229
TOTAL ASSETS	$1,200,045	$1,153,904	$1,154,780
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$230,264	$233,398	$240,584
Current liabilities of discontinued operations	—	1,450	1,565
Total current liabilities	230,264	234,848	242,149
Long-term debt	210,503	210,799	211,355
Other long-term liabilities	139,490	131,308	151,952
Total stockholders' equity	619,788	576,949	549,324
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,200,045	$1,153,904	$1,154,780

(a)	As previously disclosed in the Company's Annual Report on Form 10-K for the year ended January 1, 2005, the Company restated its consolidated balance sheet at January 3, 2004 as a result of a change in its accounting treatment for operating leases. See Note 23 of Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended January 1, 2005. The consolidated condensed balance sheet as of October 2, 2004 has been restated accordingly.

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter-to-Date				Year-to-Date
	For the Third Quarter of Fiscal 2005	For the Third Quarter of Fiscal 2004	Increase/ (Decrease)	% Change	Nine Months Ended October 1, 2005	Nine Months Ended October 2, 2004	Increase	% Change
Net Revenue:
Intimate Apparel Group	$156,488	$158,164	$(1,676)	-1.1%	$451,591	$427,713	$23,878	5.6%
Sportswear Group	133,651	135,408	(1,757)	-1.3%	384,087	323,775	60,312	18.6%
Swimwear Group	37,512	30,862	6,650	21.5%	306,193	298,276	7,917	2.7%
Net revenues	$327,651	$324,434	$3,217	1.0%	$1,141,871	$1,049,764	$92,107	8.8%

	Quarter-to-Date				Year-to-Date
	For the Third Quarter of Fiscal 2005	% of Total Net Revenues	For the Third Quarter of Fiscal 2004	% of Total Net Revenues	Nine Months Ended October 1, 2005	% of Total Net Revenues	Nine Months Ended October 2, 2004	% of Total Net Revenues
Operating income:
Intimate Apparel Group	$22,347		$17,181		$48,621		$38,660
Sportswear Group	22,444		19,047		58,613		39,555
Swimwear Group	(13,019)		(9,678)		30,846		42,393
Group operating income	31,772	9.7%	26,550	8.2%	138,080	12.1%	120,608	11.5%
Unallocated corporate expenses	(19,292)	-5.9%	(18,341)	-5.7%	(56,388)	-4.9%	(52,970)	-5.0%
Restructuring items (income)	(1,251)	-0.4%	403	0.1%	(524)	0.0%	3,866	0.4%
Operating income	$13,731	4.2%	$7,806	2.4%	$82,216	7.2%	$63,772	6.1%